Registration No. 333-138975
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment #4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL TRACKING SOLUTIONS, INC.
(Name of small business issuer in its charter)

Nevada	5065	20-5249860
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Keith A. Tench
Universal Tracking Solutions, Inc.
3317 S. Higley Road, Suite 114-475
Gilbert, Arizona 85297
(480) 855-8877
 (Address, including zip code and telephone number of principal executive offices and principal place of business and name, address and telephone number of agent for service)

COPY TO:
Russell C. Weigel, III
Attorney at Law
5775 Blue Lagoon Drive, Suite 100
Miami, Florida 33126
Tel. (786) 888-4567
Fax (786) 787-0456
Approximate date of proposed sale to the public:
As soon as practicable from time to time after this registration statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock at $0.0001 par value, held by existing shareholders(1)	3,680,000	$0.20(1)	$736,000.00	99.03 $152.85(2)
Shares of common stock at $0.0001 par value, to be distributed to certain shareholders of Dynamic Natural Resources, Inc.	4,000,000	$0.20 (3)	$400,000.00	$42.80 (2)
Total	7,680,000		$1,136,000.00	$195.65 (2)
				Now Due = $0

(1)  This registration statement registers certain of our securities owned by shareholders. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) and (f). Our common stock is neither traded on any national exchange nor the NASDAQ.  There currently is no market for our securities.  The proposed maximum offering price for the purposes of the calculation of the registration fee for these shares is based upon the highest price paid in private stock for the same class of common stock.

(2) Previously paid.

(3)  The shares included herein are being distributed to certain stockholders of Dynamic Natural Resources, Inc. No consideration will be received by Dynamic Natural Resources, Inc. in consideration of such distribution.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2007
PRELIMINARY PROSPECTUS

UNIVERSAL TRACKING SOLUTIONS, INC.

3,680,000 SHARES
Common Stock To Be Sold by Selling Shareholders

4,000,000 SHARES
Common Stock To Be Distributed to Certain Dynamic Natural Resources, Inc. Shareholders

This prospectus relates to: (1) the distribution by special dividend to all of the stockholders of Smart's Oil & Gas, Inc, (now known as Dynamic Natural Resources, Inc.) as of the record date of September 15, 2006 of 4,000,000 shares of the common stock of Universal Tracking Solutions, Inc., and (2) the registration of 3,680,000 shares of common stock held by shareholders who may be deemed to be underwriters of Universal Tracking Solutions, Inc. (the “Distribution”).  Eligible Smart's Oil & Gas, Inc. shareholders  will receive one share of Universal Tracking Solutions, Inc. common stock for every six shares of  Smart's Oil & Gas, Inc. common stock that they held on September 15, 2006.  The 4,000,000 shares to be distributed to Smart's Oil & Gas, Inc. shareholders represent 36% of the total outstanding shares of Universal Tracking Solutions, Inc. common stock.  All of Universal Tracking Solutions, Inc.’s current shareholders are registering their common stock in this prospectus, and all of the Universal Tracking Solutions, Inc. shareholders may be deemed to be underwriters. Following the Distribution, approximately 61% of the outstanding Universal Tracking Solutions, Inc. common stock will be held by non-affiliates of Universal Tracking Solutions, Inc.  In addition, Keith A. Tench and Daniel Seifer, both directors of Universal Tracking Solutions, Inc., will hold approximately 39.4% of the outstanding Universal Tracking Solutions, Inc. common stock following the Distribution. Mr. Seifer is also a director of Dynamic Natural Resources, Inc.

Universal Tracking Solutions, Inc. is not selling any securities in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Universal Tracking Solutions, Inc.  Smart's Oil & Gas, Inc. shareholders receiving common stock in this Distribution may be required to pay income tax on all or a portion of the value of the shares of Universal Tracking Solutions, Inc. common stock received by you in connection with this Distribution.

To date, there has been no market for our securities. Our common stock is not listed on any national securities exchange or the NASDAQ stock market and is not quoted on the Over-the-Counter Bulletin Board  or the “Pink Sheets”. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(f). Upon the effectiveness of this Registration Statement, we plan on seeking a market maker to quote our common stock on the OTCBB. However, there is no assurance that our securities will ever trade in any public market.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the SEC. For further information, please see the registration statement in its entirety.

The shares of common stock being offered by this prospectus involve a high degree of risk. You should read the "Risk Factors" section, located on page 10, before you decide to purchase any of the common stock.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the Selling Shareholders sell any of these securities in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state's securities laws.

We are not presently required to file reports with the SEC.  Upon the effectiveness of the registration statement, we plan to register immediately our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS JANUARY __, 2008

ABOUT THIS PROSPECTUS	4

PART I: INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY	4
Summary of the Distribution to Value Consulting, Inc. Shareholders	7
Summary of the Distribution by Company Shareholders	8
Summary of Selected Financial Data	9

RISK FACTORS	10
Risks Related to the Company’s Business	10
Risks Related to the Distribution	13

THE DISTRIBUTION
Selling Shareholders Deemed to Be Underwriters	16
Underwriters’ Compensation	18
Use of Proceeds	19
Determination of Offering Price	19
Market for Common Equity and Related Shareholder Matters	19
Distribution to Smarts Oil & Gas, Inc. Shareholders	19
Plan of Distribution	25

THE COMPANY
Directors, Executive Officers, Promoters & Control Persons	31
Security Ownership of Certain Beneficial Owners and Management	32
Description of Business	33
Description of Property	36
Description of Securities	37
Reports to Security Holders	39
Management's Discussion and Analysis or Plan of Operation	39
Executive Compensation	41
Certain Relationships and Related Transactions	42
Interest of Named Experts and Counsel	42

INDEX TO FINANCIAL STATEMENTS	F-1
Report of Independent Registered Public Accounting Firm, Robert L. White & Associates, Inc.	F-2
Balance Sheet as of December 31, 2006	F-3
Statements of Operations for the period ended December 31, 2006	F-4
Statements of Shareholders' Deficit for the period ended December 31, 2006	F-5
Statements of Cash Flows for the period ended December 31, 2006	F-6
Notes to Financial Statements (December 31, 2006)	E-7
Balance Sheets as of September 30, 2007 and December 31, 2006	F-13
Statements of Operations for the three and nine months ended September 30, 2007	E-14
Statements of Cash Flows for the nine months ended September 30, 2007	F-15
Notes to Financial Statements (September 30, 2007)	F-16

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Recent Sales of Unregistered Securities	45
Other Expenses of Issuance and Distribution	45
Indemnification of Directors and Officers	46
Undertakings	46
Index of Exhibits	47
Signatures	48

ABOUT THIS PROSPECTUS

In this prospectus, references to the "Company," "we," "us" and "our" refer to Universal Tracking Solutions, Inc., a Nevada corporation. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.

PART I: INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors", and the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-Dealers dealing in penny stock are required to provide potential investors with a document disclosing the risks of penny stock. Broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

This is a registered distribution of common stock.  All of the securities being registered are owned by existing shareholders who may be deemed to be underwriters. There are two groups of underwriters.  One group is the shareholders of Smart's Oil & Gas, Inc. The other underwriting group is comprised of Management and Company shareholders who purchased the Company’s common stock in the weeks and months after the Company’s inception.  No cash will be received by Universal Tracking Solutions, Inc. (the “Company”) from sales of shares of common stock registered in this prospectus, estimated at $1,136,000. The Company will pay the expenses of the resale registration, including legal, accounting, printing, and related costs incurred in making this offering, which we estimate to be $46,000. We refer to the distributions by the two underwriting groups as the “Distribution” throughout this prospectus.

Why Universal Tracking Solutions, Inc. Sent This Document To Smart's Oil & Gas, Inc. Shareholders

Universal Tracking Solutions, Inc. sent you this document because you were an owner of Smart's Oil & Gas, Inc. common stock on the record date. This entitles you to receive a Distribution of one share of the common stock of Universal Tracking Solutions, Inc. for every six shares you owned of Smart's Oil & Gas, Inc. common stock on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your Universal Tracking Solutions, Inc. shares. This document describes Universal Tracking Solutions, Inc. business, the relationship between Smart's Oil & Gas, Inc. and Universal Tracking Solutions, Inc., and how this transaction benefits Universal Tracking Solutions, Inc. and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of Universal Tracking Solutions, Inc. stock that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Universal Tracking Solutions, Inc.’s business, which are described in this document beginning on page 10.A total of 4,000,000 shares are being distributed to Value Consulting, Inc. shareholders.

The 4,000,000 shares to be distributed to Value Consulting, Inc. shareholders represent 36% of the total outstanding shares of Universal Tracking Solutions, Inc. common stock.  All of Universal Tracking Solutions, Inc.’s current shareholders are registering their common stock in this prospectus, and all of the Universal Tracking Solutions, Inc. shareholders may be deemed to be underwriters. Following the Distribution, approximately 61% of the outstanding Universal Tracking Solutions, Inc. common stock will be held by non-affiliates of Universal Tracking Solutions, Inc.  In addition, Keith A. Tench and Daniel Seifer, both directors of Universal Tracking Solutions, Inc., will hold approximately 39.4% of the outstanding Universal Tracking Solutions, Inc. common stock following the Distribution. Mr. Seifer is also a director of Dynamic Natural Resources, Inc.

There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.

About Us

Universal Tracking Solutions, Inc. was incorporated on July 19, 2006 in the state of Nevada (hereinafter “UTS”, “we”, “us”, or the “Company”). UTS is a provider of Global Positioning Satellite (“GPS”) asset tracking systems. Our systems are typically applied to monitor fleets of motor vehicles.

Our Business

UTS produces and services a world wide web-based asset tracking technology primarily designed to track the location, speed, and heading of a customer’s motor vehicle in real time. Customers purchase and install our monitoring device in their motor vehicle.  Using integrated GPS and wireless communications technologies, the device broadcasts data to UTS. Customers then use our proprietary web site to remotely monitor and control their motor vehicle containing the UTS device, whether the vehicle is in authorized or unauthorized use.

UTS’ software platform can be customized to the customer’s needs. Our applications and code are written on an open interface so we can integrate with legacy systems worldwide. Key features of our GPS tracking systems include:

• Real-time location tracking
• Historical location tracking
• Alarm monitoring
• Device configuration
• System configuration

The Market

The market for GPS tracking technologies is growing. While we currently target our products to the automotive segment of the GPS market, our products and services can be used to track any physical object in which our monitoring box can be installed. Our tracking units can be used as an effective asset management solution to a variety of organizations seeking to track assets.

Competition

Several potential competitors are marketing or have announced the development of asset tracking technologies, including those that are based on GPS technology. It is anticipated that manufacturers of auto theft prevention devices and GPS devices can be deemed a competitor in the future. Several of the potential competitors and potential entrants into the vehicle tracking market have greater resources than we do. In addition, there can be no assurance that a competitor will not develop a system which would compete with or be superior to our systems.

At present, there are a number of world wide web-based GPS providers in the marketplace. Many offer a wide variety of tracking options but are not capable of customizing or interfacing with existing software workflow systems. Unlike other potential competitors in the marketplace, UTS’ tracking system is world wide web-based and allows users to pinpoint location, speed, direction, as well as manage complex fleet solutions from any web–accessible location.  A majority of GPS companies in the market are simply resellers who re-brand an existing product similar to what many of our distributors do with our product. Direct competition would come from companies who are able to offer robust solutions, customize, integrate and still be competitive on cost. Since no direct competitor is currently known to us, we enjoy a unique, if temporary, opportunity to have the first product of our kind available for current consumption.

Employees and Strategic Advisors

As of the date of this prospectus we have 5 full-time employees. UTS also utilizes both internal and independent sales forces, as well as a varying number of independent dealers. UTS has 15 dealers in the United States and 4 in Mexico who purchase devices and service from the Company at  wholesale rates and resell the product under their own companies name and affiliation. The dealers can also sell under the UTS company affiliation and utilize existing marketing materials.  The internal sales force sells to and supports these dealers. The internal sales force also sells directly to businesses nationwide.

Typical Client

UTS targets mid-level enterprise customers who have fleets of trucks, trailers, delivery vans, heavy equipment, generators, and mobile mini storage units. Our target industries include: construction, electrical, transportation, plumbing, delivery and government. In Mexico our target industries include all of the above plus vehicle theft and personal safety applications.

Our Offices

Our office is located at 3317 S. Higley Road, Suite 114-475, Gilbert, Arizona 85297. Our telephone number is (480) 855-8877.

The Offering

Common stock offered by Selling Shareholdersas Underwriters	3,680,000
Common stock distributed to Value Consulting, Inc. Shareholders.	4,000,000
Proceeds to the Company	$0.00

We will bear all the costs and expenses associated with the preparation and filing of this Registration Statement and prospectus.

Estimated Use of Proceeds

The Company will not receive proceeds from the sale of shares offered by this prospectus.

Summary of the Distribution to Smart's Oil & Gas, Inc. Shareholders

Distributing Company	Dynamic Natural Resources, Inc., a Nevada corporation (“Dynamic”).

Distributed Company	Universal Tracking Solutions, Inc., a Nevada corporation (“UTS”).

Universal Tracking	Dynamic will distribute one share of UTS for every six shares owned by Smart's Oil & Gas, Inc.
Solutions, Inc.’s Shares	shareholders on the record date. The 4,000,000 shares of UTS distributed will constitute 25% of the issued
To be Distributed	and outstanding shares of UTS common stock (after the exercise of 2,000,000 warrants) immediately after the Distribution.

Immediately following the Distribution, Dynamic will not own any shares of UTS.

Our director Daniel Seifer's wife will receive 216,286 of the 4,000,000 shares distributed based on her share ownership of Smart's Oil & Gas, Inc. on the record date.  As of December 24, 2007, Daniel Seifer beneficially owned 24.5% of UTS.  Daniel Seifer is a director of both UTS and Dynamic.

Record Date	If you owned Value Consulting, Inc. common stock at the close of business on September 15, 2006, then you will receive UTS common stock in the Distribution.

Distribution Date	We currently anticipate that the Distribution will occur shortly after the effective date of the registration statement.

Distribution
On the Distribution Date, the Transfer Agent identified below will begin distributing certificates representing UTS common stock to eligible Dynamic stockholders. You will not be required to make any payment or take any other action to receive your shares of UTS common stock as described herein. The distributed shares of UTS common stock will be freely transferable unless you are an affiliate of UTS.

Transfer Agent	First American Stock Transfer, 706 East Bell Road, Suite 202, Phoenix, Arizona 85022.

Trading Market
We anticipate that UTS common stock will be traded on the Over-the-Counter Bulletin Board. We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf prior to the Distribution. No public trading market for UTS common stock currently exists.

Dividend Policy	UTS has not paid cash dividends in the past, and is not expected to do so in the future.

Risk Factors
The Distribution and ownership of UTS common stock involves various risks. You should read carefully the factors discussed under “Risk Factors” beginning on page 10. Several of the most significant risks of the Distribution include:

• The Distribution may cause the trading price of UTS common stock to decline.
• Substantial sales of shares of UTS common stock may have an adverse impact on the trading price of UTS common stock.
• There has not been a prior trading market for UTS common stock and a trading market for UTS common stock may not develop.
• The Distribution of UTS common stock may result in tax liability to you.
Federal Income Tax
Consequences
Dynamic Natural Resources, Inc. and UTS do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You may be required to pay income tax on the value of your shares of UTS common stock received based upon the estimated market value of the shares received at the time that they are distributed. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Stockholder Inquiries	Any persons having inquiries relating to the Distribution should contact Keith A. Tench, CEO of Universal Tracking Solutions, Inc. at (480) 855-8877.

Summary of the Distribution by Company Shareholders

Distributing
Shareholders	The Distributing Shareholders are identified as “Selling Shareholders” in the table on page ____ below entitled SELLING SHAREHOLDERS DEEMED TO BE UNDERWRITERS”.

Distributed Company	Universal Tracking Solutions, Inc., a Nevada corporation (“UTS”).

Universal Tracking	The Selling Shareholders will sell up to 3,680,000 shares of UTS common stock. The sales may occur in
Solutions, Inc.’s Shares	private transactions or in open market transactions.
To Be Distributed

Offering Price
The shares distributed will be offered at a fixed price of $_______ per share until the Company's common stock becomes quoted on the Over-The-Counter Bulletin Board at which time the shares may be sold at market price.

Immediately following the Distribution, Dynamic will not own any shares of UTS.

Insiders’ Sales
Our director and CEO Keith A. Tench is registering 25% of his beneficial ownership in the Company for sale.  Following the offering, if all shares are sold, Mr. Tench will own 14.8% of the Company’s common stock.  As of December 20, 2007, Mr. Tench beneficially owned 19.7% of UTS.

Our director Daniel Seifer's wife will receive 216,286 of the 4,000,000 shares distributed based on her share ownership of Smart's Oil & Gas, Inc. on the record date.  As of December 24, 2007, Daniel Seifer beneficially owned 24.5% of UTS.  Daniel Seifer is a director of both UTS and Dynamic.

Underwriters’	Underwriters will be compensated by the difference between the purchase price of their stock and
Compensation	the fixed price at which it is sold.

Distribution Date	We currently anticipate that the Distribution will occur shortly after the effective date of the registration statement.

Transfer Agent	First American Stock Transfer, 706 East Bell Road, Suite 202, Phoenix, Arizona 85022.

Trading Market
We anticipate that UTS common stock will be traded on the Over-the-Counter Bulletin Board. We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf prior to the Distribution. No public trading market for UTS common stock currently exists.

Dividend Policy	UTS has not paid cash dividends in the past, and is not expected to do so in the future.

Risk Factors
The Distribution and ownership of UTS common stock involves various risks. You should read carefully the factors discussed under “Risk Factors” beginning on page 10. Several of the most significant risks of the Distribution include:

• The Distribution may cause the trading price of UTS common stock to decline.
• Substantial sales of shares of UTS common stock may have an adverse impact on the trading price of UTS common stock.
• There has not been a prior trading market for UTS common stock and a trading market for UTS common stock may not develop.

Stockholder Inquiries	Any persons having inquiries relating to the Distribution should contact Keith A. Tench, CEO of Universal Tracking Solutions, Inc. at (480) 855-8877.

SUMMARY OF SELECTED FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

Statement of Operations Data
For the Nine Months Ended September 30, 2007

(Dollar amounts and share data)

September 30, 2007
Sales	$560,429
Net Income	$(282,770)
Income (Loss) Per Common Share	$(0.03)
Weighted Average Number of Common Shares Outstanding	11,107,500

Balance Sheet Data

September 30, 2007
Current Assets	$121,249
Fixed Assets	1,194
Total Assets	122,443

Current Liabilities	143,868
Shareholders Deficit	(21,425)
Total Liabilities and ShareholdersEquity	$122,443

RISK FACTORS

An Investment In Our Common Stock Involves A High Degree Of Risk.

This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into an actual event, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE COMPANY’S BUSINESS

We Make Estimates Of Our Future In Forward-looking Statements.

The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them at any stage. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

Our growth depends in part on the development, production and market acceptance of new products which we cannot assure will happen successfully.

To maintain competitiveness in our industry we must support and enhance our existing products and develop new products in response to market demands. Product development involves a high degree of risk and uncertainty due to unforeseen difficulties and costs. We may not be successful in developing, marketing and releasing new products that we believe are necessary to respond to technological developments, evolving industry standards or changing customer requirements. In addition, our new product enhancements may not adequately meet the requirements of the marketplace and may not achieve the broad market acceptance necessary to generate significant revenues. If the release date of any future products or enhancements is delayed, or if these products or enhancements fail to achieve market acceptance when released, our revenues may decrease, we may not be able to recover our costs and our competitive position may be harmed.

Repeat sales to existing customers will occur so long as our customers acquire new vehicles and purchase our tracking system for the newly acquired vehicle.

One tracking device is installed per vehicle.  Repeat sales to existing customers will reasonably occur when the customer acquires an additional vehicle and chooses to install our tracking device in the newly acquired vehicle. We may Therefore, we experience customer fleet saturation

Economic downturns could reduce the level of consumer spending within the automobile industry, which could adversely affect demand for our products and services.

Consumer spending in the automobile industry is often discretionary and may decline during economic downturns, when consumers have less disposable income. Our primary focus for domestic growth involves increasing our sales through existing automobile dealer channels and markets. Consequently, any change in general economic conditions resulting in a significant decrease in dealer automobile sales could adversely impact our future revenues and earnings.

If a court determines that our technology infringes on third parties’ intellectual property, we will likely face significant costs and we may lose our rights to the technology, which would harm our business.

We may be subject to infringement claims as the number of products and competitors in our industry grows. It is possible that we will inadvertently violate the intellectual property rights of other parties and those third parties may choose to assert infringement claims against us. If we are unsuccessful in any litigation based on a claim of infringement, in addition to exposure to substantial damages, we could be required to expend considerable resources to modify our products, to develop non-infringing technology or to obtain licenses to permit our continued use of the technology that is the subject matter of the litigation. If we are unsuccessful at these endeavors we may be enjoined from using the technology subject to the infringement claim which, depending on its importance to our product line and business, could cause us to incur substantial liabilities and could adversely affect our profits, perhaps significantly. In addition, any future litigation to defend ourselves against allegations that we have infringed the rights of others could result in substantial costs to us, impede the development and sale of the affected product or intellectual property and divert the efforts of our technical and management personnel, even if we ultimately prevail.

We depend on a limited number of third parties to manufacture and supply infrastructure components for our principal products. If our suppliers cannot provide the components or services we require, our ability to market and sell our products could be harmed.

Currently we rely on suppliers to manufacture our products. If our suppliers fails to supply these components in a timely manner that meet our quantity, quality or cost requirements, or technical specifications, we cannot be assured that we will be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in supply of products that we purchase from our suppliers, or a significant increase in the price of these units, could have a material adverse effect on our marketing and sales initiatives regarding our products, which would hurt our business objectives and financial results.

As a public company, our administrative costs will be significantly higher than they are now, which will make it more difficult for us to be profitable and cash flow positive. Difficulties in complying with the Sarbanes-Oxley Act and other legal and accounting requirements applicable to public companies could affect our market value.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Expenses as a result of our being a public company include additional amounts for legal and accounting services, transfer agent fees, additional insurance costs, printing and filing fees and fees for investor and public relations.

The Timing And Amount Of Capital Requirements Are Not Entirely Within Our Control And Cannot Accurately Be Predicted And As A Result, We May Not Be Able To Raise Capital In Time To Satisfy Our Needs.

If we do not increase our revenue significantly we may need to procure additional financing. If capital is required, we may require financing sooner than anticipated. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing shareholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

We Compete With Numerous Larger Competitors, Many Of Which Are Better Financed And Have A Stronger Presence In The Industry Than Ourselves.

As many of these firms have significantly stronger name recognition than ourselves, they are in a position to quickly attract clients which are in need of products and services thus adversely impacting our potential pool of clients. Our sales and marketing structure is not proprietary and it would not be difficult for a company to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering their existing presences and their greater resources for financing, advertising and marketing.

We Have A Limited Operating History And Have Losses Which We Expect To Continue In The Future. As A Result, We May Have To Suspend Or Cease Operations.

We were incorporated on July 19, 2006. Thus, we have little operating history upon which an evaluation of our future success or failure can be made. We have generated minimal revenue since our inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to procure new business and generate revenues.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because our minimum operating expenses continue to exceed our projected revenues. Our failure to generate sufficient revenues in the future may cause us to suspend or cease operations.

We are dependent on the services of key employees; do not have written employment agreements with them or have their lives insured, and their departure could have a material adverse effect upon us.

We have key employees that are an integral part of our business, and we do not have written employment agreements with them. There can be no assurance that these employees will remain with us. In the event that we were to lose any of these employees, there can be no assurances that we would be able to retain qualified staff. Further, we do not maintain any key man life insurance policies on our officers and/or directors. Therefore, the loss of the service of either of our employees could have a material adverse effect upon us.

We may not be able to generate adequate revenue to meet our obligations and fund our operating expenses.

Even if we raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations.

RISKS RELATED TO DISTRIBUTION

There is no current trading market for our securities, and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the NASD OTC Bulletin Board after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Substantial sales of shares of our common stock may have an adverse impact on the trading price of our common stock.

After the Distribution, some shareholders may decide that they do not want shares in an over-the-counter asset tracking company and may sell their common stock following the Distribution.

Seven million six hundred eighty thousand (7,680,000) shares of our common stock will actually participate in the Distribution. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for certain limitations on sales by affiliates of the Company. The Company cannot predict whether shareholders will resell large numbers of shares of common stock in the public market following the Distribution or how quickly they may resell these shares of  common stock. If large numbers of shares of common stock are sold over a short period of time, or if investors anticipate large sales of shares of common stock over a short period of time, this could adversely affect the trading price of the common stock.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because We Do Not Intend To Pay Any Cash Dividends On Our Common Stock, Our Shareholders Will Not Be Able To Receive A Return On Their Shares Unless They Sell Them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our Shareholders will not be able to receive a return on their shares unless they sell them. There is no assurance that Shareholders will be able to sell shares when desired.

Concentrated Ownership Of Our Common Stock May Allow Certain Security Holders To Exert Significant Influence In Corporate Matters Which May Be Adverse To The Public Investor.

Our principal shareholders, officers and directors own a significant interest in our voting stock, and investors may not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately, or have the right to vote, 59% (43% after the offering) of our outstanding common stock. As a result, these shareholders, acting together, will have the ability to potentially control all matters submitted to our shareholders for approval including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our Articles of Incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our Shareholders from realizing a premium over our stock price.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, and we currently have 11,107,500 shares issued and outstanding.  In addition, we have 2,000,000 outstanding warrants to issue 2,000,000 shares of common stock.  The warrants expire one year from the date that we obtain a trading symbol for our common stock. Thus, the future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Distribution may result in tax liability to you, if you are eligible to receive shares in the distribution as a Value Consulting, Inc. Shareholder.

You will be required to pay income tax on the value of your shares of common stock received to based upon the market value of the shares at the time of the distribution. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

THE DISTRIBUTION

SELLING SHAREHOLDERS DEEMED TO BE UNDERWRITERS

The Selling Shareholders, as underwriters, are offering, by this prospectus, as indicated in the following table, an aggregate of 7,680,000 shares of our common stock.  These Selling Shareholders may offer and sell the shares covered by this prospectus at various times, but each has agreed to sell at the fixed price of $_______per share until our common stock is quoted on the OTCBB, at which time the shares will be sold at market price. The Selling Shareholders will act independently in making decisions with respect to the timing, manner and size of each sale. The Company will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

All Selling Shareholders must comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the Distribution of our shares.  Further, the Selling Shareholders have acknowledged their familiarity with the anti-manipulation rules of the SEC, including Regulation M. Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits bids or purchases to stabilize the price of a security in the distribution. These rules may apply to transactions by the Selling Shareholders in the market if a market develops.

The following Table 1 also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.  All of the shareholders in Table 1 are existing shareholders.

Daniel Seifer and Mark Seifer collectively own 2,000,000 warrants to purchase 2,000,000 shares of Company common stock.  Neither the warrants nor the underlying shares are being registered in this offering.  Information about the warrants is presented to show the effect of subsequent warrant exercises on the amount of shares outstanding.

Table 1

Selling Shareholders	Shares of Common Stock Owned by Selling Shareholders		Percentage of Common Stock Owned Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)(2)	Percentage of Common Stock Owned After Offering (1)(2)

		Shares of Common Stock Issuable Upon Exercise of Warrants
Dynamic Natural Resources, Inc. (3)	4,000,000(12)		30.5(12)	4,000,000	0	0
Keith A. Tench	2,590,000 (7)		19.7	647,500	1,942,500	14.8
Dave Mleczko (5)	50,000		0	50,000	0	0
Rod Fan (5)	50,000		0	50,000	0	0
Terrell J. Horne (5)	100,000		0.7	100,000	0	0
Ryan Clemons (5)	100,000		0.7	100,000	0	0
Anna M. Iniguez (5)(9)	350,000		2.7	250,000	0	0
Bennett Lofoco (5)	50,000		0	50,000	0	0
Brett Gaziano (5)	10,000		0	10,000	0	0
James Gorney (5)	500,000		3.8	500,000	0	0
Daniel Seifer (3)	1,716,286 (11)	1,500,000(8)	22.8(11)	0	3,216,286(11)	24.5
James L. Young (9)	35,000		0	35,000	0	0
Allen Zaleski (9)	100,000		0.7	100,000	0	0
Mark Purdy (9)	25,000		0	25,000	0	0
John Friday (9)	75,000		0	75,000	0	0
William J. O'Hara (9)	200,000		1.5	165,000	0	0
Rosita C. Henry (9)	19,000		0	19,000	0	0
Jerry D. Henry (9)	23,500		0	23,500	0	0
Gerri B. Szuter (9)	50,000		0	50,000	0	0
Karen Tench (6) (9)	50,000		0	50,000	0	0
Julie Varland (9)	25,000		0	25,000	0	0
Paul M. Kelton (9)	25,000		0	25,000	0	0
Clay Keith (9)	10,000		0	10,000	0	0
Valerie Lester (9)	15,000		0	15,000	0	0
Ryan Clemons (9)	125,000		0.95	125,000	0	0
Nickels Living Trust (9)	100,000		0.7	50,000	0	0
Harvey Sobatka (9)	12,500		0	12,500	0	0
Gregory Douglas Light (9)	15,000		0	15,000	0	0
Wilson Nickels (9)	100,000		0.7	100,000	0	0
Paul and Denise Chirco (9)	30,000		0	30,000	0	0
Kristie and Gregory Horst (9)	25,000		0	25,000	0	0
Douglas Light (9)	35,000		0	35,000	0	0
Lee and Carol Detrick (9)	100,000		0.7	100,000	0	0
Lee Detrick (9)	225,000		1.7	225,000	0	0
Trysha Braun (9)	12,500		0	12,500	0	0
Brian Smolinski (9)	25,000		0	25,000	0	0
Mark Macnak (9)	50,000		0	50,000	0	0
Mark Seifer (10)	500,000(8)	500,000(8)	7.6	500,000	0	0

Totals	11,107,500	2,000,000		7,680,000

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days. This amount includes all shares issuable upon exercise of outstanding warrants. The amount of shares issued and outstanding if all warrants are exercised is 13,107,500 shares.

(2) Assumes that all securities offered hereby will be sold.
(3) Our director Daniel Seifer is a director of Dynamic Natural Resources, Inc., a publicly traded company.
(4) Mark Seifer is Daniel Seifer’s father.

(5) These persons received an assignment of founders’ shares at par value of $0.0001 per share in July 2006 from Keith A. Tench.  All of these persons are Company employees or Company venders.  Anna M. Iniguez received 250,000 shares as part of this assignment.  Ms. Iniguez later purchased an additional 100,000 shares.

(6) Karen Tench is Keith Tench’s mother.

(7) These shares were issued for services rendered at the inception of the Company in July of 2006. 3,500,000 shares were issued to Keith Tench in exchange for $350.00, or par value of $0.0001 per share.

(8) These shares and warrants were acquired as part of a unit purchase in August 2006 by Daniel Seifer.  Daniel Seifer paid $0.075 per unit. Each warrant allows for the purchase of one share of common stock at a price of $0.20. The shares and warrants were purchased for aggregate consideration of $150,000. A copy of the stock purchase agreement and warrant agreement have been included as Exhibits 10.1 and 10.2, respectively, of this prospectus.

(9) These shares were acquired as part of a stock purchase of UTS occurring between August 2006 and February 2007. The shares were purchased at $0.20 per share for a total consideration of $301,500. A copy of the stock purchase agreement has been included as Exhibit 10.3 of this prospectus.

(10) Mark Seifer is Daniel Seifer’s father.  All shares and warrants directly owned by Mark Seifer were gifted from Daniel Seifer on November 15, 2007. Mark Seifer will receive an additional 366,583 shares from the distribution to Smarts Oil & Gas, Inc. shareholders.

(11) Daniel Seifer's wife Tammy Ann Seifer will receive 216,286 shares from the distribution to Smarts Oil & Gas Shareholders. The amount stated includes her shares.
(12) These shares were issued for services rendered at the inception of the Company in July of 2006. 4,000,000 shares were issued to Value Consulting, Inc. which was subsequently re-named Smarts Oil & Gas, Inc., and was again re-named Dynamic Natural Resources, Inc. The shares were issued in exchange for $400.00, or par value of $0.0001 per share.

UNDERWRITERS’ COMPENSATION

Selling Shareholders in this prospectus may be deemed to be underwriters and are treated as such in this prospectus.  The Selling Shareholders will be compensated if they are able to find buyers for their common stock willing to purchase the common stock at the fixed price of $___________ per share.  At that price, the Selling Shareholders will profit by the difference between their costs of share acquisition and the offering price.  Selling Shareholders in this prospectus paid a base cost of either $0.0001 per share, $0.75 per share, or $0.20 per share, depending on the shareholder. After the Company's common stock is quoted on the OTCBB, Selling Shareholders in this prospectus will be able to sell at the market price and will profit by the difference between their cost and the market price.

USE OF PROCEEDS

The Company will not receive any part of the proceeds of the sale of 7,680,000 shares of common stock offered in this prospectus.

DETERMINATION OF OFFERING PRICE

The offering price has no relationship to any established criteria of value, such as book value or earnings per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Potential investors in our securities should know that at the present time there is no established public trading market for any of our securities. A public trading market may develop over time if there is enough public interest in our securities. With this prospectus we are offering 7,680,000 shares of common stock.  If all outstanding warrants are exercised, we will have 13,107,500 shares outstanding.  The shares included in this prospectus will represent 73.9% of our issued and outstanding common stock, a very large amount.

Our shareholder base is small. We currently have 38 shareholders.  There is no certainty that any of our Selling Shareholders will sell any shares, but we believe that at least some shareholders will sell at least some of their shares.  Up to two million shares could be added to our issued and outstanding share amount upon the exercise of 100% of the warrant holders’ warrants.  There is no certainty that any warrants will be exercised, and the warrants expire one year from the date that we obtain a trading symbol for our common stock.
We may seek additional equity investors from time to time as our capital needs require.

DISTRIBUTION TO SMARTS OIL & GAS, INC. SHAREHOLDERS

Of the 4,000,000 shares associated with Dynamic Natural Resources, Inc.(formerly known as Smarts Oil & Gas, Inc., formerly known as Value Consulting, Inc.)(“Smarts”) in Table 1 above, the following Table 2 identifies the Smarts shareholders as of the record date and the number of shares that each will receive in the Distribution. Table 2 is bifurcated to show whether the shareholder names were obtained from Dynamic Natural Resources, Inc.’s stock transfer agent or were non-objecting beneficial owners as reported by ADP.

Table 2

Smarts Oil & Gas, Inc. (Smarts) Shareholder	Smarts Shares	UTS Shares
ADP Non-Objecting Beneficial Owners (CEDE)
Mark Seifer (1)	2,072,000	345,333
Mark Seifer IRA R/O ETRADE Custodian (1)	127,500	21,250
Tammy Ann Seifer (4)	1,509,800	216,286
IRA FBO Donald E Qaurterman Pershing LLC As Custodian Roth Account (7)	550,000	91,667
Performance Capital Corp ATTN: John Formicola	491,500	81,917
Heidi Seifer (3)	245,000	40,833
Scott Daar	171,400	28,566
Nicholas Farrugia	151,700	25,283
Edward H Sinrich & Clara Sinrich & Cathy Seifer JT TEN (2)	150,000	25,000
George Edward Hilbert Jr & Debra Ann Hilbert JT TEN	120,000	20,000
John Richard Klask	115,000	19,167
Philip W Shaltz & Thelma A Shaltz JTWROS	108,000	18,000
Thomas A Battaglia	115,200	19,200
Wilson Derrick Nickels	100,000	16,667
Wesley D Pierce	123,000	20,500
Walter Graves	100,000	16,667
Smarts Financial Services (6)	70,600	0
Peter Farrugia	61,139	10,190
Richard Tobias & Diane Tobias JT TEN	60,000	10,000
William James O’Hara	60,000	10,000
Gary Michael Metropoulos	55,000	9,167
Donald Osborne Roberts Jr	54,711	9,119
Wilson Derrick Nickels	50,000	8,333
Rocky Fowler	50,000	8,333
Donald Sines & Natalie Sines JT TEN	50,000	8,333
David Dallmann	47,500	7,917
Thomas Niedzielski Sr	40,000	6,667
Jeffrey Frank Zapinski	40,000	6,667

Todd Alan Lutheran	39,344	6,557
Kenneth J Pollinger	38,500	6,417
John Robert Hermesdorf	33,787	5,631
Nicholas S Scheidt	30,000	5,000
Jason William Robinson & Christopher Michael Honstain TEN	27,408	4,568
Suren Tegrar	25,000	4,167
K & P Investment Company, A Partnership	25,000	4,167
Uka Agbai	22,850	3,808
Scott Anthony Minghine	22,574	3,762
Vincent N Tortonesi & Katrina K Tortonesi JTWROS	22,400	3,733
Jeffrey S Shipway	22,250	3,708
BUA Capital Management Ltd.	22,000	3,667
Mark E Machnak	21,600	3,600
Kenneth J Pollinger	21,500	3,583
Joshua S Horne	20,350	3,392
Larry E Mecham & Barbara M Mecham JT TEN	20,000	3,333
Peter J Huthwaite	20,000	3,333
Kurt James Thiele Sr	19,439	3,240
Jennifer Marie Martin & James Jennett JT TEN	19,000	3,167
210 444 Leslie C Begin and Deborah J Riehl JTWROS	18,500	3,083
Carlo J Krnjaja	18,202	3,034
James Cox III	18,000	3,000
Aaron Osterhout	18,000	3,000
Wayne Lumsden	18,000	3,000
David Zarem	17,000	2,833
Joshua R Reighard	17,000	2,833
Frank Wieckowski III	17,000	2,833
Donna Corbett Designated Bene Plan/TOD	15,000	2,500
Curtis Alan Hinderliter & Kristin Ann Hunderliter JT TEN	15,000	2,500
Daniel Seifer (8)	15,000	0
Thomas Paul Woods	15,000	2,500
Benny Beronda	14,965	2,494
Michael C Kestly & Susan D Kestly JTWROS	14,200	2,367
David H Martin	13,500	2,250
John Joseph Fabirkiewicz & Valerie Fabirkiewicz JT TEN JTWROS	13,080	2,180

Knight Equity Markets L.P. OTCBB – Wollkoff Seth	12,995	2,166
FMT Co Cust IRA Rollover FBO Nolan Graves	12,000	2,000
Peter Jonathan Didyk	12,000	2,000
Delphine J Robyn	11,900	1,983
HRBFA Cust of IRA FBO John E Klask	11,037	1,840
Scottrade Inc TR FBO Margaret E Garvin IRA	11,000	1,833
Beverly Ann Bullock & Danie Raymond Bullock JT TEN	10,549	1,758
Larry Rhoads	10,000	1,667
Jill L Klask	10,000	1,667
James K McHenry & Kimberly A McHenry JT TEN	10,000	1,667
Brandon Alan Daar	10,000	1,667
Albert William Uryga	10,000	1,667
Valerie L Katinsky	9,500	1,583
Lockwood Financial Ltd	9,498	1,583
Patrick J Maclean & Beth Anne Maclean JT TEN/WROS	9,400	1,567
Joanne Pierce	9,300	1,550
Michael R Scheidies & Mary M Scheidies JT TEN	8,620	1,437
Scott R Black	8,000	1,333
Tabitha Blankenship	7,861	1,310
Jeffrey Charles Saitta	7,700	1,283
Jeffrey T Rodgers	7,600	1,267
Timothy Brunner Rollover IRA Ameritrade Inc Custodian Rollover Account	7,500	1,250
James Daniel Bullock	7,475	1,246
John Jason Beverly	7,000	1,167
Eric Schmeisser	6,635	1,106
Brenda Klask	6,600	1,100
Ravi Meadows	6,300	1,050
Alexander J Schroeder	5,900	983
Daniel J Emerick	5,900	983
Doug Zemsky	5,500	917
Paul M Kelton	5,000	833
Kathleen Craver TOD Scott R Craver TOD Allison N Craver	5,000	833
NFS/FMTC IRA FBO Michael W Thompson Under IRCA Master Terms	5,000	833
Jenny Lee Renteria & Jaime Alfonso Renteria JT TEN	5,000	833
James Vincent Tortonesi	4,900	817
Bill Pappas	4,600	767
Jeffrey P Heard	4,000	667
OTC_PINK4- Inventory ATTN: Bobby Harrington	3,844	641
Yong Ping Cheng	3,500	583
FMT CO Cust IRA FBO Larry W Jones	3,500	583
Kevin Quasarano	3,500	583
Brian Paul Olsen & Martha Audrey Olsen JT TEN	3,000	500
James Fraser	3,000	500

Sherry F Lawson	3,000	500
Jeannine H Dahl	3,000	500
Valerie Uryga	2,800	467
Gregory A Keller	2,800	467
Jason N McIntosh	2,700	450
Daniel Jakovich	2,600	433
Kevin G Carney	2,500	417
John Patrick Doyle II Charles Schwab & Co Inc. Cust IRA Rollover	2,500	417
Gregory Douglas Light	2,500	417
Wayne C Deloria	2,000	333
James W Mosier & Kathryn D Mosier JT TEN Account #2	2,000	333
Susan C Nipper	2,000	333
Matthew H Johnson	2,000	333
Sam (Chi Yuen) Leong	1,825	304
Ronald J. O Dowd	1,800	300
Donald Lee Sines	1,745	291
Robert W Seelinger	1,611	269
Curtis P Baur TOD Subject to TAT OD Rules	1,600	267
Jennifer C Marcon	1,550	258
210 206 Ms Phyllis A Spears TOD Named of Beneficiaries Subject to TAT OD Rules	1,525	254
Jeffrey Weingrad	1,500	250
H Ronald Griffith & Sharon E Griffith JT TEN	1,500	250
Keytrade Bank SA-NV #NAME? Account–Blvd du Souverain B 1170 Brussels Belgium	1,500	250
Scottrade Inc TR FBO Edward L Hollis Roth IRA	1,500	250
Master Builders Supply Inc.	1,500	250
Sarah Anne Maclean	1,500	250
Kimberly Ann Cooper & James David Cooper JTWROS	1,500	250
Lisa M O’Donnell Roth IRA RBC Dain Rauscher Custodian	1,470	245
Ethan A Spitze	1,400	233
Pier Panicali & Patricia Panicali JT TEN	1,300	217
Joseph Albert Katinsky & Judith Hope Katinsky JT TEN	1,253	209
Carl T Jansen Von Havighorst	1,200	200
221 027 *** Craig Tapley CGM Roth IRA Custodian	1,100	183
Paul Bruce Kennedy	1,060	177
Meghan Rose Maclean	1,000	167
Brian Prost	1,000	167
William Michael La Mastra	1,000	167
William Breitenbach III	1,000	167
John Ernest Sayre & Dawn Renee Sayre JT TEN	1,000	167
Paul J Gambka	1,000	167
Chanmy Vongphanichith IRA E*TRADE Custodian	1,000	167
Jack Behar	900	150

Joseph Anton Urlaub Roth IRA ETRADE Custodian		800	133
James Gorney		677	113
Linda M Winslow TOD		600	100
Patricia E Nelson-Scott		500	83
Ian R Smith Roth IRA TD Bank USA NA Custodian		475	79
Zachary Lee Matice Charles Schwab & Co Inc Cust IRA Rollover		450	75
FMTC Custodian – Roth IRA FBO Dana Lynn Conner		380	63
William James OHara		340	57
David Sandel		300	50
Patrick A Dowd & Michelle L Dowd JT TEN		300	50
Edna O. Langford		200	33
Sharon L Bradford		100	17
Matthew E Speck		100	17
Catherine Wieckowski		60	10
John G Fisher		35	6
Brenda Andrieu		10	2

Smarts Shareholders of Record as Reported by Smarts’ Stock Transfer Agent (excluding CEDE)
Les Begin		60,000	10,000
Scott Daar		1,371,650	228,608
Nick Farguia		150,000	25,000
Nick Farguia		50,000	8,333
Pamela Fedie		50,000	8,333
Rocky Fowler		1,510,000	251,667
Glenn Goldberg		50,000	8,333
Jim Gorney		500,000	83,333
Jeannie McMillan		50,000	8,333
Larry Mecham		25,000	4,167
Gary Metropolous		1,693,350	282,225
Wilson D. Nickels		1,400,000	233,333
Pat Holdings, LLC		1,500,000	250,000
PCS Venture Partners, LLC (7)		100,000	16,667
Pershing LLC C/F ROTH IRA of Donald E. Quarterman (7)		550,000	91,667
Wes Pierce		100,000	16,667
Wesley Pierce		1,700,000	283,333
Brian Ramsey (8)		2,000,000	333,333
Heidi Seifer (3)		1,700,000	283,333
Blonca Seifer (5)		20,000	3,333
Donnie Sines		200,000	33,333
Ed Sinrich		1,500,000	250,000
Smarts Financial Services (6)		15,000,000	0

Totals	39,297,679	4,000,000

(1)	Mark Seifer is the father of UTS and Dynamic Natural Resources, Inc.’s director Daniel Seifer.
(2)	Cathy Seifer is the mother of Daniel Seifer.
(3)	Heidi Seifer is a sister of Daniel Seifer.
(4)	Tammy Seifer is the wife of Daniel Seifer.
(5)	Blonca Seifer is Daniel Seifer’s aunt.
(6)	Smarts Financial Services is a company controlled by Daniel Seifer.
(7)	Donald E. Quarterman is a former director and officer of Smarts Oil & Gas, Inc. and UTS. PCS Venture Partners, LLC is a company controlled by Donald E. Quarterman.
(8)	Brian Ramsey is a former CEO of Smarts Oil & Gas, Inc.
(9)	Daniel Seifer is a director of UTS and Dynamic Natural Resources, Inc.

PLAN OF DISTRIBUTION

There are two distributions being offered by this prospectus.  One distribution involves the distribution of UTS common stock to Smarts Oil & Gas, Inc. (Smarts) shareholders.  The other distribution involves the sales by UTS shareholders of their common stock.

The Distribution by Smarts

Introduction

In August 2006, Smarts’ board of directors declared a distribution payable to the holders of record of outstanding Smarts common stock at the close of business on September 15, 2006. A record date of September 15, 2006 (the “Record Date”) was set. Smarts determined to distribute 100% of its 4,000,000 shares of UTS common stock to Smarts shareholders. Excluded from the distribution is director Daniel Seifer who would have received more than 50% of the distribution directly and through a company of his that owned a significant amount of Smarts shares on the Record Date.  Mr. Seifer’s wife Tammy was also a Smarts shareholder on the record date.  She will receive 216,286 shares in the Distribution, which represents a 20% reduction in the amount of her pro rata allocation.  All other Smarts shareholders as of the Record Date will receive one share of UTS common stock for every six shares of Smarts common stock owned on the Record Date.  We currently anticipate that the Distribution will be effected shortly after the effective date of the registration statement.

After this registration statement and prospectus has been declared effective by the SEC and this distribution has been consummated, Smarts, or Dynamic Natural Resources, Inc. as it is now known, will cease to own any UTS shares.

Reasons for the Smarts Distribution

In August 2006, the board of directors and management of Smarts believed that the Distribution was in the best interests of Smarts, Smarts’ shareholders, UTS and UTS' shareholders. Smarts believed that the Distribution would enhance value for Smarts’ shareholders and would enable UTS to have greater access to the capital markets.

Likewise, Smarts’ board of directors and management became interested in the oil and gas industry and thought that a focused business plan along those lines was sensible.  Ownership of UTS seemed inconsistent with that objective, while distributing Smarts' interest in UTS would enable Smarts’ shareholders to realize value that may be generated from UTS as a stand-alone public company and would allow UTS to have a broad shareholder base early in its life.  A broad shareholder base was believed to make UTS common stock more liquid and have greater access to capital, would facilitate its marketing efforts, and would enable it to be more flexible in making future acquisitions and design equity-based compensation programs targeted to its own performance.  In determining whether of not to spin-off UTS and make the Distribution, the board considered the ability of Smarts to satisfy UTS' working capital needs as a whole as against the ability of UTS to satisfy its capital needs as a stand alone company.

As a separate entity, UTS will be free of Smarts’ capital structure restrictions and should be in a better position to fund the implementation of its business strategy. The Distribution will also enable UTS to provide its management and employees incentive compensation in the form of equity ownership in UTS, enhancing UTS’ ability to retain and motivate key employees, and, if UTS seeks to hire additional or replacement personnel, to attract such personnel. However, there are no present plans, proposals or arrangements to establish, or provide any awards under, any such incentive compensation plan.

Manner of Effecting the Distribution

The Distribution will be made on the basis of one share of UTS common stock for every six shares of Smarts common stock outstanding on the Record Date. After excluding the shares of Daniel Seifer and some of those owned by Tammy Seifer, 23,999,997 Smarts shares outstanding on the Record Date will actually participate in the Distribution.  The 4,000,000 UTS shares to be distributed will constitute 31% of the outstanding UTS common stock. Immediately following the Distribution, Smarts will cease to own any UTS common stock.

The shares of UTS common stock being distributed in the Distribution will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See “Description of Securities” beginning on page 37.

No Smarts stockholder will be required to pay any cash or other consideration for the shares of UTS common stock received in the Distribution, or to surrender or exchange Smarts shares in order to receive shares of UTS common stock. The Distribution will not affect the number of, or the rights attaching to, outstanding Smarts shares. No vote of Smarts shareholders is required or sought in connection with the Distribution, and Smarts shareholders will have no appraisal rights in connection with the Distribution.

In order to receive shares of UTS common stock in the Distribution, Smarts shareholders must be shareholders at the close of business on the Record Date.

Results of the Distribution

After the Smarts Distribution, UTS will be a separate public company operating its asset tracking business. UTS expects to have approximately 207 holders of record of UTS common stock, and up to 13,107,500 shares of UTS common stock outstanding after exercise of 2,000,000 warrants. The Distribution will not affect the number of outstanding Smarts shares or any rights of  Smarts shareholders.

The Smarts Distributees and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of UTS common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Smarts Distributees may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. The Selling Shareholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• to cover short sales made after the date that this Registration Statement is declared effective by the SEC;
• broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The Smarts Distributees may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Smarts Distributees may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Smarts Distributees (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Smarts Distributees do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

UTS is not aware of any arrangements made with a broker dealer to distribute our common stock.  In the event the Company is notified in writing by a Smarts Distributee that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Smarts Distributees also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.

Trading of the UTS Common Stock

Neither UTS nor Dynamic Natural Resources, Inc. makes recommendations on the purchase, retention or sale of shares of UTS common stock or shares of Dynamic Natural Resources, Inc. common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

If you do decide to purchase or sell any UTS or Dynamic Natural Resources, Inc. shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell UTS or Dynamic Natural Resources, Inc. common stock or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

There is not currently a public market for UTS common stock.  The shares of UTS common stock distributed to Smarts shareholders will be freely transferable, except for (1) shares of UTS common stock received by persons who may be deemed to be affiliates of UTS under the Securities Act of 1933, as amended (the “Securities Act”), and (2) shares of UTS common stock received by persons who hold restricted shares of Dynamic Natural Resources, Inc. common stock. Persons who may be deemed to be affiliates of UTS after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with UTS and may include certain directors, officers and significant stockholders of UTS. Persons who are affiliates of UTS will be permitted to sell their shares of UTS common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the UTS common stock will be actively traded or as to the prices at which the UTS common stock will trade, except that UTS common stock being sold in the Distribution by existing UTS shareholders will be sold at fixed prices. Some of the Smarts shareholders who receive shares of UTS common Stock may decide that they do not want shares in a company whose focus is to track mobile assets, and may sell their shares of UTS common stock following the Distribution. This may delay the development of an orderly trading market in UTS common stock for a period of time following the Distribution. Until the shares of UTS common stock are fully distributed and an orderly market develops, the prices at which the UTS common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for UTS common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, UTS’ results of operations, what investors think of UTS and its product line and its industry and its chances of making a profit, the amount of dividends that UTS pays, if any, changes in economic conditions in motor vehicle industry and general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the UTS common stock.

Federal Income Tax Consequences of the Smarts Distribution

The following discussion summarizes the material U.S. federal income tax consequences resulting from the Smarts Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to shareholders who received their UTS shares of common stock from other than the Smarts Distribution or who are foreign persons or who are otherwise subject to special treatment under U.S. federal income tax laws. Each shareholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Smarts shareholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution to such shareholder and the effect of possible changes in tax laws.

In general, each Smarts shareholder who receives shares of UTS common stock in the Distribution will generally be treated as receiving a taxable dividend equal to the fair market value on the Distribution date of the shares received to the extent of the current or accumulated earnings and profits of Smarts as of the end of the year in which the Distribution occurs. Any such earnings and profits will be proportionately allocated among the shares received. Dynamic Natural Resources, Inc. does not have any accumulated earnings and profits.

Following the end of the year in which the Distribution occurs, Dynamic Natural Resources, Inc.  will provide, or otherwise make available, to its shareholders information setting forth the portion of the Distribution, if any, that is treated as a dividend.

Dividends received by non-corporate taxpayers generally are taxed at the same preferential rates that apply to long-term capital gains. Any portion of the Distribution that exceeds such earnings and profits will be treated as a tax-free return of capital to the extent of the shareholder’s adjusted tax basis in the Smarts shares and thereafter as gain from the sale or exchange of Smarts shares. Shareholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

The basis of shares received in the Distribution will be equal to their fair market value on the distribution date, and a shareholder’s holding period with respect to the shares received will begin on the day following the date of the Distribution.

You should consult your own tax advisor as to the particular consequences of the Distribution to you, including the application of state, local and foreign tax laws.

The Distribution by Existing UTS Shareholders

Introduction

UTS common shareholders owning their shares as founders or purchasing UTS common stock during the period of time between August 2006 and February 2007 are deemed to be statutory underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Statutory underwriters choosing to sell their UTS common stock acquired during such time are required to sell at the fixed price set forth in this prospectus until such time as our common stock is quoted on the OTCBB, at which time the shares may be sold at market prices. Statutory underwriters identified as Selling Shareholders in this prospectus in Table 1 may  also sell the shares identified in Table 1 pursuant to Rule 144, Regulation S, or other applicable exemption from registration. Accordingly, UTS shareholders named in this prospectus as Selling Shareholders in Table 1 are restricted from selling their UTS common stock identified in Table 1 except pursuant to the terms of this prospectus or pursuant to an exemption from registration then applicable at the time of their proposed sale.

Results of the Distribution

The Selling Shareholders and their shares identified in Table 1 herein, and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of UTS common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, pursuant to this prospectus. UTS intends to keep this prospectus effective until all of the shares identified in Table 1 are eligible for re-sale pursuant to Rule 144 or its equivalent then in effect at such time.  Thereafter, the Selling Shareholders may be eligible to sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents, provided that the price per share is at the price stated in this prospectus if the sale occurs prior to the time our common stock is quoted on the OTCBB. Subject to this prospectus, the Selling Shareholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• to cover short sales made after the date that this Registration Statement is declared effective by the SEC;
• broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The Selling Shareholders may sell UTS shares not covered by Table 1 under Rule 144 under the Securities Act, or any other exemption, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

UTS is not aware of any arrangements made with a broker dealer to distribute our common stock.  In the event the Company is notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.

Trading of the UTS Common Stock

UTS makes no recommendation on the purchase, retention or sale of shares of UTS common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

There can be no assurance as to whether the UTS common stock will be actively traded or as to the prices at which the UTS common stock will trade, except that UTS common stock being sold in the Distribution by existing UTS shareholders will be sold at fixed prices. Some of the Smarts shareholders who receive shares of UTS common Stock may decide that they do not want shares in a company whose focus is to track mobile assets, and may sell their shares of UTS common stock following the Distribution. This may delay the development of an orderly trading market in UTS common stock for a period of time following the Distribution. Until the shares of UTS common stock are fully distributed and an orderly market develops, the prices at which the UTS common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for UTS common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, UTS’ results of operations, what investors think of UTS and its product line and its industry and its chances of making a profit, the amount of dividends that UTS pays, if any, changes in economic conditions in motor vehicle industry and general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the UTS common stock.

THE COMPANY

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following table sets forth the name and, as of December 1, 2007, age and position of each officer and director of our company.

Name	Age	Position
Keith A. Tench	37	Chairman,CEO, and President
Daniel Seifer	31	Director

Background of Executive Officers, Directors and Significant Employees

Keith A. Tench -Mr. Tench has been Chairman and CEO of UTS since inception. Mr. Tench is responsible for UTS’ growth and development. Prior to UTS, Mr. Tench spent the past twelve years: working as president of a GPS company called Navicom GPS, a subsidiary of NowAuto Group, Inc. (OTCBB: NAUG)(from January 2005 to June 2006); one year as a global account executive at Alltel, and eight years as a global account executive at AT&T Wireless (where he was responsible for the advancement of Hewlett-Packard, Compaq Computers and Agilent Technologies). Mr. Tench coordinated a national team of over 80 representatives that provided sales implementations with remote national locations. His experience and knowledge of the industry are valuable assets to the Company’s wireless and GPS-based product line. Mr. Tench graduated from Sonoma State University with a bachelor of arts in communication and information studies.

Daniel Seifer -Mr. Seifer joined UTS as a director at its inception. Mr. Seifer has spent the last 12 years as a public company consultant though his company Smarts Financial Services, Inc. Mr. Seifer’s consulting services include the provision of advice in the realms of investor relations, public relations, capital formation, and mergers and acquisitions. Mr. Seifer has been a director since August 2006 of Dynamic Natural Resources, Inc., a large Selling Shareholder identified in this prospectus, and was its CEO and chairman of the board between approximately August 2006 and August 2007. Mr. Seifer graduated from Michigan State University with a degree in engineering and a minor in business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to shareholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 1, 2007. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.  As of December 1, 2007, there were 11,107,500 shares of our common stock outstanding.

		Percentage of Shares Beneficially Owned(6)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Shares Before the Offering	After the Offering Assuming All Shares Are Sold
Keith A. Tench	2,590,000	19.7%	14.8%
Daniel Seifer	3,216,286(1)	24.5%	24.5%
Dynamic Natural Resources, Inc.(3)	4,000,000(2)	30.5%	0
Mark Seifer (4)	1,366,583(5)	10.4%	0
Tammy Ann Seifer	216,286(7)	1.6%	1.6%

All officers and directors as a group	5,806,286	44.2%	39.4%

(1) Includes 1,500,000 shares directly owned, 1,500,000 shares after exercise of warrants, and 216,826 shares owned by Dynamic Natural Resources, Inc. (“Dynamic”) that Daniel Seifer's wife is eligible to receive as part of a stock dividend of UTS common stock declared by Dynamic in September 2006. The full 4,000,000 shares of UTS common stock owned by Dynamic are not deemed to be beneficially owned by Daniel Seifer because he does not have voting control or investment control of the 4,000,000 shares, nor does he have voting control over Dynamic.

(2) Includes 216,286 shares beneficially owned by Daniel Seifer.
(3) Dynamic is primarily engaged in the business of oil and gas exploration.
(4) Mark Seifer is the father of our director Daniel Seifer.
(5) Includes 500,000 shares owned directly, an additional 500,000 shares owned after exercise of warrants, and 366,583 shares received in the Smarts Distribution.
(6) Assumes that all warrants have been exercised prior to the offering.
(7) Tammy Ann Seifer is Daniel Seifer’s wife. Mrs. Seifer’s interest is the result of shares received in the Smarts Distribution.

There are no arrangements or agreements providing for the right to acquire additional beneficial ownership by the Company’s management. There are no preconceived arrangements providing for a specific change of control of management of the Company upon the happening of certain future events.

DESCRIPTION OF BUSINESS

History and Development

UTS was incorporated in the State of Nevada on July 19, 2006. UTS is a provider of GPS asset tracking systems. Our systems are typically applied to monitor fleets of motor vehicles.

UTS produces and services a world wide web-based asset tracking technology primarily designed to track the location, speed, and heading of a customer’s motor vehicle in real time. Customers purchase and install our monitoring device in their motor vehicle.  Using integrated GPS and wireless communications technologies, the device broadcasts data to UTS. Customers then use our proprietary web site to remotely monitor and control their motor vehicle containing the UTS device, whether the vehicle is in authorized or unauthorized use.

UTS’ software platform can be customized to the customer’s needs. Our applications and code are written on an open interface so we can integrate with legacy systems worldwide. Key features of our GPS tracking systems include:

• Real-time location tracking
• Historical location tracking
• Alarm monitoring
• Device configuration
• System configuration

Products and Services

The physical product is a small black box, approximately 2.6”W x 3.5”L x 1.05”H. The box contains two modems, a GPS modem and a cellular telephone modem. The GPS modem captures the location, speed, heading while the memory in the box, captures runtime, start/stop and other types of data requested by the customer. The cellular modem then transmits that data to our server via GPRS (general packet radio service) or CDMA (code division multiple access) which is then accessible to the customer to view through our website.

We currently offer two main products: a fleet tracking device that can perform all of the services that we offer, and a finance company  or dealership-marketed version that performs a limited number of functions for vehicle recovery purposes, such as a starter kill switch and GPS location data.

UTS provides customers with an installation guide and wiring harness. Once the unit is installed, customers use the product by logging into our secure website, www.totallocate.com, and viewing the data transmitted from their UTS device.  In addition to tracking and monitoring a vehicle, customers can also control certain vehicular functions. For example, our services can include:

•	GPS Location determined through the Internet
•	Lock and unlock doors
•	Enable and disable starter
•	Low battery and oil level notification
•	Speed and direction detection
•	Real time stolen vehicle location
•	Alarm functions
•	Outside of boundary notification (Geofence)
•	Start/Stop reports
•	Idle Alerts
•	Engine Hour run time

The software support tools that we offer start with a Diagnostics application that the customer can run for any unit in their fleet. The support application will tell them if the unit is not receiving a strong GPRS or GPS signal, the power voltage is too low to properly power the unit and if there is a malfunction of some type with the unit.

UTS also offers 24/7 online email and interactive software support tool that can be accessed by all of our customers, as well as a support staff on hand that can go to a customer’s site and troubleshoot problems if necessary.

Typical Revenue Producing Transaction

UTS sells GPS tracking units and provides on-going services and support related to the units. Revenues are generated from both the sale of the unit, as well as the on-going maintenance and support the products. Approximately 70% of our sales are recurring in nature. Once a unit is sold, the customer pays a monthly monitoring fee to stay connected to its unit, similar to a security monitoring or cellular phone fee. Our monthly plans range from $12.99 - $44.99 depending on the size of the fleet and the extent of the tracking services provided. Our hardware sells for $299-$799 per unit depending upon the options chosen by the customer.

We recognize revenue at the time that all services have been substantially completed.

Strategic Relationships

UTS has several distribution partners who are strategically focused on large scale applications. We are also working with master distributors to expand our point-of-sale presence in the marketplace. A copy of our distribution agreement is included in the exhibits. Partnering with vendors experienced in selling into vertically related markets such as vehicle finance, construction equipment sales, vehicular fleet sales and automotive after-market sales has been our focus as we move further toward creating a niche in the marketplace. UTS also has strategic relationships with a variety of suppliers of GPS tracking device and cellular telephone parts and mapping software vendors.

Our distribution partners are assigned exclusive territories and are required to maintain a minimum number of unit sales, per quarter, in order to maintain exclusivity in their assigned territories. These relationships can be terminated after written notice, or due to a partner’s failure to meet specific quarterly sales goals.

UTS has 15 dealers in the United States and 4 in Mexico who purchase devices and service from the Company at  wholesale rates and resell the product under their own companies name and affiliation. A copy of our distributor's agreement is attached as exhibit 10.4. The dealers can also sell under the UTS company affiliation and utilize existing marketing materials.  Our internal sales force of 5 employees sells to and supports these dealers. The internal sales force also sells directly to businesses nationwide.

The Market

UTS targets mid level enterprise customers who have fleets of trucks, trailers, delivery vans, heavy equipment, generators, and mobile mini storage units.

Our customer base is spread throughout the United States. Our current focus is in the West and Southwest United States. We currently have over 2,341 active subscribers to our monthly monitoring service.

Competition

Several potential competitors are marketing or have announced the development of asset tracking technologies, including those that are based on GPS technology. It is anticipated that manufacturers of auto theft prevention devices and GPS devices can be deemed a competitor in the future. Several of the potential competitors and potential entrants into the vehicle tracking market have greater resources than we do. In addition, there can be no assurance that a competitor will not develop a system which would compete with or be superior to our systems.

At present, there are a number of world wide web-based GPS providers in the marketplace. Many offer a wide variety of tracking options but are not capable of customizing or interfacing with existing software workflow systems. Unlike other potential competitors in the marketplace, UTS’ tracking system is world wide web-based and allows users to pinpoint location, speed, direction, as well as manage complex fleet solutions from any web–accessible location.  A majority of GPS companies in the market are simply resellers who re-brand an existing product similar to what many of our distributors do with our product. Direct competition would come from companies who are able to offer robust solutions, customize, integrate and still be competitive on cost. Since no direct competitor is currently known to us, we enjoy a unique, if temporary, opportunity to have the first product of our kind available for current consumption.

Employees and Strategic Advisors

As of the date of this prospectus we have 5 full-time employees, all of whom are salespersons. UTS also utilizes both internal and independent sales forces, as well as a varying number of independent dealers.

Our Offices

Our office is located at 3317 S. Higley Rd., Suite 114-475, Gilbert, Arizona 85297. Our telephone number is (480) 855-8877. We rent our office space on a month-to-month basis and pay $1,500 per month in rent. We are located in an executive suite. We maintain only a small amount of product inventory at our offices, and we do not manufacture our products on-site.

Governmental Regulations

We are not aware of any existing or probable governmental regulations which will have a material effect on our business.

Seasonality

We have not found our business to be seasonal in nature.

Legal Proceedings

We are not a party to any pending legal proceeding nor are any legal actions contemplated by us at this time.

DESCRIPTION OF PROPERTY

The Company does not own or lease a manufacturing facility for the production of its systems. All of our product manufacturing is outsourced to companies in the United States. Neither the box that we package the GPS modem and the cellular telephone modem are proprietary or unique. We can obtain suitable boxes from different manufacters. Likewise, the GPS and cellular transmission electronics are not proprietary.  Only our web interface software design is proprietary, and we have an exclusive license from the software designer.

The Company’s headquarters office operates from rented space. We have one office.  We pay $1,500 per month plus utilities on a month-to-month basis.  We plan to move our office to larger space and to enter into a commercial lease when we have sufficient cash flow.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 11,107,00 shares were issued and outstanding as of December 1, 2007.  Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any preemptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all Shareholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

As of December 24, 2007 we have 38 shareholders.

Warrants

As of December 1, 2007, we have 2,000,000 warrants outstanding. Each warrant is for the purchase of one share of common stock at a price of $.20. Pursuant to a board resolution in November 2007, the warrant expiration date was extended from July 31, 2008 to the date that is one year from the date that we obtain a trading symbol for our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Shares Eligible for Future Sale

Upon completion of this offering, and assuming the maximum number of shares are sold and all warrants are exercised, we will have 13,107,500 shares of common stock outstanding. Of these shares, 7,680,000 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, accept for those shares purchased by an "affiliate" of UTS which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (5,427,500) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

Preferred Stock

We are not authorized to issue any shares of preferred stock.

Transfer Agent and Registrar

Our stock transfer agent is First American Stock Transfer, 706 East Bell Rd, Suite 202, Phoenix, Arizona 85022.

Resale Restrictions

All of our shares of common stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 125,425 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

Penny Stock Considerations

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

REPORTS TO SECURITIES HOLDERS

We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements.

We are not presently required to file reports with the SEC.  Upon the effectiveness of the registration statement, we plan to register immediately our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and thereafter will be obligated to make and file all required reports with the SEC that are or may become applicable to us.

The public may read and copy any materials filed with the SEC at the SEC=s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or by visiting the SEC’s website. The Internet address for the SEC is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward-looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

Cautionary Statement Regarding Forward-looking Information

This report and other reports, as well as other written and oral statements made or released by us, may contain forward-looking statements. Forward-looking statements are statements that describe, or that are based on, our current expectations, estimates, projections and beliefs. Forward-looking statements are based on assumptions made by us, and on information currently available to us. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but such statements do not predict or assure any future occurrence and may turn out to be wrong. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project", "predict", "hope", "should", and "may", other words and expressions that have similar meanings, and variations of such words and expressions, among others, usually are intended to help identify forward-looking statements.

Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Risks, uncertainties and inaccurate assumptions could cause actual results to differ materially from historical results or those currently anticipated. Consequently, no forward-looking statement can be guaranteed. The potential risks and uncertainties that could affect forward looking statements include, but are not limited to the ability to raise needed financing, increased competition, extent of the market demand for and supply of goods and services of the types provided by the Company, governmental regulation, performance of information systems, and the ability of the Company to hire, train and retain qualified employees. In addition, other risks, uncertainties, assumptions, and factors that could affect the Company's results and prospects have been and may further be described in the Company's prior and future filings with the Securities and Exchange Commission and other written and oral statements made or released by the Company.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this document. The information contained in this report is current only as of its date, and we assume no obligation to update any forward-looking statements.

The financial information set forth in the following discussion should be read in conjunction with, and qualified in its entirety by, the Company's unaudited consolidated financial statements and notes included herein. The results described below are not necessarily indicative of the results to be expected in any future period. Certain statements in this discussion and analysis, including statements regarding our strategy, financial performance and revenue sources, are forward-looking information based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Please refer to our financial statements and the notes to the financial statements, beginning on Page F-1 of this prospectus, for specific accounting policies pertaining to our operations.

 Results of Operations

We commenced operations on July 19, 2006; This initial period from July 19, 2006 through September 30, 2006 is not comparable with the three month period ended September 30, 2007 due to being a shorter period and being a start up period; therefore, we will present an analysis of the three month and nine month periods ended September 30, 2007.

Three  months and nine months ended September 30, 2007

Our net loss for three months and nine months ended September 30, 2007 was $56,436 and $282,770, respectively. There is not a prior year comparison as the Company was not organized until July, 2006. A discussion of our results of operations is as follows:

Revenues for three months and nine months ended September 30, 2007 were $202,946 and $560,429 respectively. Revenues are increasing as a result of our aggressive sales and marketing efforts.

Our cost of services was $152,043, and $423,753 for the three months and nine months ended September 30, 2007, respectively. Cost for services includes various expenses associated with providing our products and services. This includes units, activation of GPS services, wireless carrier services and mapping access. We expect cost of services to decrease, as a percent of sales, as we expand our customer base and increase our revenues. This is reflected to a degree in that the cost of sales was 74.9% for the three months compared to 75.6% for the nine months ended September 30, 2007.

Operating expenses were $109,253 for the three months and $420,946 for the nine months ended September 30, 2007. This expense is attributable to various administrative and professional fees associated with our operations including marketing, payroll, office, and other miscellaneous expenses. The percentage to sales was 53.8% and 75.1% for the three months and nine months September 30, 2007, respectively. The decrease as a percentage of sales is primarily a result of the trend provided in sales while a significant amount of our administration and other costs are relativly fixed in the short run.

No provision for income taxes have been reflected or recorded on these financial statements. We incurred a net loss of $56,436 for the three months and $282,770 for the nine months ended September 30, 2007 as a result of the matters discussed above. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

Liquidity and Capital Resources

As reflected in the accompanying financial statements, the Company has a working capital deficit and stockholders’ deficit of $22,619 and $21,425, respectively, as of September 30, 2007. The Company has incurred losses and has been dependent upon the financial support of stockholders, management and other related parties.

Management is seeking additional financial resources, which the Company believes will support operations until profitability can be achieved. These financial resources include financing from both related and non-related third parties, as discussed in the accompanying footnotes to the financial statements. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

We expect our operating expenses to continue to increase as we attempt to build our brand and expand our customer base. We hope our expenses will be funded from operations and short-term loans from officers, shareholders or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders or others. Our officers and shareholders are under no obligation to provide additional loans to the company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Other

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within our industry, the ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our Officers as of December 24, 2007.

Officer Summary Compensation Table
		Annual Compensation				Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary (1)	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation	Total
Keith A. Tench	2007	$50,000	-	-	-	-	-	-	$50,000
Chief Executive
Officer and President
	2006	$50,000						259 (2)	$50,259

(1) The salary listed reflects the annual compensation for each officer.
(2) 3,500,000 shares of common stock were issued, as compensation, at the Company’s inception. These shares were issued, at par value, for services rendered at an estimated total value of $350. Of this, 2,590,000 were issued to Mr. Tench and 910,000 shares were assigned to employees and vendors of the Company.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings.

Employment Agreements

We have no employment agreements with any of our officers or employees.

Option Grants During Last Fiscal Year

No options have been issued to Officers and/or Directors.

Other

No director or executive officer is involved in any material legal proceeding in which he is suing us or in which he will receive a benefit from the legal proceedings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dynamic Natural Resources, Inc. (formerly known as Smarts Oil & Gas, Inc., formerly known as Value Consulting, Inc.) (“Dynamic”) is a large shareholder of UTS, owning 4,000,000 shares of our common stock.  Dynamic is one of our founders, having contributed $400 in start-up costs for which it received 4,000,000 shares.  Dynamic was originally formed to pursue an interest in various technology and financial market opportunities but later focused its business in oil and gas exploration.  At our inception, Donald Quarterman was an initial director and simultaneously was a director and officer of Dynamic.  Mr. Quarterman left the Company in August 2007. Daniel Seifer is a significant shareholder in and director of both UTS and Dynamic.  At the time of our founding, Mr. Seifer was also an officer of Dynamic.  He resigned as an officer of Dynamic in August 2007.

In September 2006, Dynamic announced that it was going to distribute as a dividend its interest in our common stock to its shareholders.  The dividend distribution has not occurred to date, and, upon information and belief, will not occur until after this registration statement and prospectus is declared effective by the SEC.

INTEREST OF NAMED EXPERTS AND COUNSEL

Legal Matters

The validity of the shares of common stock offered hereby have been passed upon for the Company by Mr. Russell C. Weigel, III, an attorney admitted in the District of Columbia and the states of Florida and New York.

Experts

The financial statements of UTS at December 31, 2006 appearing in this registration statement have been audited by Robert L. White and Associates, our independent auditor.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING SHAREHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN, WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.

FINANCIAL STATEMENTS

UNIVERSAL TRACKING SOLUTIONS, INC.

INDEPENDENT AUDITORS' REPORT
Independent Auditor’s Report

To the Board of Directors of
Universal Tracking Solutions, Inc.
Gilbert, AZ

We have audited the accompanying balance sheet of Universal Tracking Solutions, Inc. as of December 31, 2006, and the related statements of operations, Shareholders equity, and cash flows for the period from July 19, 2006 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, including the balance sheet as of December 31, 2006, and the related statements of operations, Shareholders equity, and cash flows for the period from July 19, 2006 (date of inception) through December 31, 2006, presents fairly, in all material respects, the financial position of Universal Tracking Solutions, Inc. as of December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Robert L. White & Associates, Inc.

/s/ Robert L White & Associates, Inc.
Robert L. White & Associates, Inc.
March 29, 2007
Cincinnati, OH

Universal Tracking Solutions, Inc.
Balance Sheet
December 31, 2006

ASSETS

Current Assets:
Cash	$31,000
Accounts receivable	45,423
Inventory	42,088
Other Current Assets	39,900
Total Current Assets	158,411

Fixed Assets, Net	1,194

Total Assets	159,605

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	31,026
Accrued liabilities	234
Total Current Liabilities	31,260

Shareholders' Equity:
Common stock at $0.0001 par value; authorized 100,000,000 shares; 10,442,500 shares issued and outstanding	1,044
Additional paid-in capital	338,886
Accumulated deficit	(211,585)
Shareholders’ Equity	128,345

Total Liabilities and Shareholders' Equity	$159,605

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Operation
For the period from July 19, 2006 (date of inception) through December 31, 2006

2006

Revenue	$204,516
Cost of Revenue	202,699
Gross Profit	1,817

Operating Expenses	213,444

Operating Income (Loss)	(211,627)

Other Income (Expense)	42

Net Income (Loss)	$(211,585)

Basic and diluted loss per share	$(0.02)

Weighted average number of common shares outstanding	9,756,954

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Changes in Shareholders’ Equity
For the period from July 19, 2006 (date of inception) through December 31, 2006

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, July 19, 2006	-	$-	$-	$-	$-
Issuance of common stock for service	7,500,000	750	-	-	750
Issuance of common stock for cash	2,000,000	200	149,800	-	150,000
Issuance of common stock for cash	942,500	94	188,406	-	188,500
Donated Inventory	-	-	680	-	680
Net loss	-	-	-	(211,585)	(211,585)
Balance, December 31, 2006	10,442,500	1,044	338,886	(211,585)	128,345

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Cash Flows
For the period from July 19, 2006 (date of inception) through December 31, 2006

2006
Cash Flows From Operating Activities
Net loss	$(211,585)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock based compensation	750
Changes in operating assets and liabilities:
Accounts Receivable	(45,423)
Inventory	(42,088)
Prepaid Expenses	(39,900)
Accounts Payable	31,026
Accrued Liabilities	234
Total adjustments	(95,401)

Net cash flows from operating activities	(306,986)

Cash Flows From Investing Activities
Purchases of property and equipment	(1,194)
Net cash flows from investing activities	(1,194)

Cash Flows From Financing Activities
Donated Inventory	680
Proceeds from sale of common stock	338,500
Net cash provided by financing activities	339,180

Net Change in Cash	31,000

Cash, Beginning of the Period	0

Cash, End of the Period	$31,000

See accompanying notes

Universal Tracking Solutions, Inc.
Notes to Financial Statements

Note A - Nature of Operations and Basis of Presentation

Nature of Operations

Universal Tracking Solutions, Inc. was incorporated on July 19, 2006 in the state of Nevada (“UTS”, or the “Company”). UTS is an application based solutions provider of telemetry tracking systems. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

Basis of Presentation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product and service revenue and the related labor costs and payroll are recorded in the period in which services are performed or products are delivered. All revenues are accounted for once they are earned. Units Sales are reported upon delivery of the product and the month maintenance fees are recognized when service is provided. Customers typically pay for monitoring services on a monthly basis.

Accounts Receivable

UTS’ trade accounts receivable result from the sale of its products and services, and consist of private and public companies. UTS uses the allowance method to account for uncollectible accounts. Bad debt expense for the year ended December 31, 2006 was $0.

Concentration of Credit Risk

Financial instruments, which potentially expose UTS to concentrations of credit risk consist principally of trade accounts receivable.

UTS’ trade accounts receivable result from the sale of its products and services to customers, and customers consist of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. UTS had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales for the period from July 19, 2006 (date of inception) through December 31, 2006.

The Company is obligated to pay the salaries, wages, related benefit costs, and expenses. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

UTS estimates that the fair value of all financial instruments at December 31, 2006 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. UTS did not have direct-response advertising costs during the period from July 19, 2006 (date of inception) through December 31, 2006.

Accounting for Stock-based Compensation

UTS accounts for and reports its stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment ("SFAS No. 123R"). During 2006, the Company did not grant any stock options which would require a calculation as prescribed by SFAS No. 123R.

Income Taxes

UTS records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement is generally effective for contracts entered into or modified after June 30, 2003. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”.  This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

 In December 2003, the FASB issued FASB Interpretation No. 46, “Amended Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and, for interim periods beginning after December 15, 2003, for interests acquired prior to February 1, 2003. The Company does not currently have relationships with entities meeting the criteria set forth in FIN No. 46 and is not required to include any such entities in its financial statements pursuant to the provisions of FIN No. 46.

Effective as of December 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

In December 2004, FASB issued SFAS No. 123 (revised 2004) "Share Based Payment" (SFAS No. 123R), a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and, instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has determined SFAS No. 123R does not have an effect on its financial statements.

As per Note D, Issuance of Common Stock, stock was issued in return for services provided in the initial set up of the organization.

There are no differences between historical and pro-forma stock based compensation value.

Note B - Income Taxes

For income tax purposes UTS had $211,585 of net operating losses for the period ended December 31, 2006, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C - Cash Flow Supplemental Information

Cash paid for interest during the period ended December 31, 2006 amounted to $0.

During the period from July 19, 2006 (date of inception) through December 31, 2006, UTS issued 10,442,500 shares of restricted common stock, valued at $359,250, to various investors and service providers, including both of the Company’s officers and directors.

Note D - Shareholders’ Equity

Issuance of Common Stock

On July 19, 2006, the Board of Directors approved the issuance of 7,500,000 restricted shares of the Company’s $.0001 par value common stock for $750 of services. The stock was issued, at inception, at par value for services provided in relation to the initial incorporation and set up of the organization. These services had a value of $750.

On August 1, 2006, the Board of Directors approved the issuance of 2,000,000 restricted shares of the Company’s $.0001 par value common stock, and 2,000,000 warrants to purchase 2,000,000 additional shares of the Company’s common stock for $.075 per share, for a total investment of $150,000.

On August 16, 2006, the Board of Directors approved the issuance of up to 3,000,000 restricted shares of the Company’s $.0001 par value common stock. 1,042,500 restricted shares were sold during 2006  for a total investment of $208,500.

Common Stock Warrants

As of December 31, 2006, there were 2,000,000 stock warrants outstanding which are due to expire on July 31, 2008. Each warrant has an exercise price of $.20 per share. All stock warrants are exercisable.

Note E - Commitments and Contingencies

Operating Leases

UTS currently has no lease obligations. Our office is located in Gilbert, Arizona. We rent our office on a month-to-month basis and pay $1,200 in rent.

Litigation

As of December 31, 2006, UTS did not have any outstanding legal issues outside of the ordinary course of business.

Note F - Subsequent Events

None.

UNIVERSAL TRACKING SOLUTIONS, INC.
UNAUDITED FINANCIAL  STATEMENTS
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2007

INDEX

Page
Financial Statements:
Balance sheets as of September 30, 2007 and December 31, 2006	F-13
Statements of operations for the three and nine months ended September 30, 2007	F-14
Statements of cash flows for the nine months ended September 30, 2007	F-15
Notes to financial statements	F-16

UNIVERSAL TRACKING SOLUTIONS, INC.
BALANCE SHEET
SEPTEMBER 30, 2007 (Unaudited) AND DECEMBER 31, 2006 (Audited)

ASSETS
	2007	2006
Current Assets:
Cash	$11,611	$31,000
Accounts receivable	89,297	45,423
Inventory	13,148	42,088
Other current assets	7,193	39,900
Total current assets	121,249	158,411

Fixed assets, net	1,194	1,194

Total Assets	$122,443	$159,605

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$65,583	$31,026
Note payable - related party	20,000	-
Accrued liabilities	58,258	234
Total current liabilities	143,868	31,260

Stockholders’ Deficit:
Common stock, $.0001 par value, 100,000,000 shares authorized, issued and outstanding: September 30, 2007 – 11,107,500 shares	1,111	1,044
Paid-in capital	471,819	338,886
Accumulated deficit	(494,355)	(211,585)
Total stockholders’ equity (deficit)	(21,425)	128,345

Total Liabilities and Stockholders’ Deficit	$122,443	$159,605

See accompanying notes to these financial statements.

UNIVERSAL TRACKING SOLUTIONS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)

	Three Months	Nine Months
	2007	2007

Revenue	$202,946	$560,429
Cost of revenue	152,043	423,753
Gross profit	50,903	136,676

Operating expenses	109,253	420,946

Operating income	(58,350)	(284,270)

Other income (expense)	1,914	1,500

Net income (loss)	$(56,436)	$(282,770)

Basic and diluted loss per share	$(0.01)	$(0.03)

Weighted average number of common shares outstanding	11,107,500	11,107,500

See accompanying notes to these financial statements.

UNIVERSAL TRACKING SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)

2007
Cash Flows From Operating Activities
Net loss	$(282,770)
Adjustments to reconcile net loss to net cash flows from operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(43,874)
Inventory	28,940
Other current assets	32,707
Accounts payable	34,557
Note payable - related party	20,000
Accrued liabilities	58,051
Total adjustments	130,381

Net cash flows from operating activities	(152,389)

Cash Flows From Financing Activities
Proceeds from sale of common stock	133,000
Net cash provided by financing activities	133,000

Net Change in Cash	$(19,389)

Cash, Beginning of the Period	$31,000

Cash, End of the Period	$11,611

See accompanying notes to these financial statements.

UNIVERSAL TRACKING SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2007
(Unaudited)

Note A - Nature of Operations and Basis of Presentation

Nature of Operations

Universal Tracking Solutions, Inc. was incorporated on July 19, 2006 in the state of Nevada (“UTS”, or the “Company”). UTS is an application based solutions provider of telemetry tracking systems. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

Basis of Presentation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product and service revenue and the related labor costs and payroll are recorded in the period in which services are performed or products are delivered. All revenues are accounted for once they are earned. Units Sales are reported upon delivery of the product and the month maintenance fees are recognized when service is provided. Customers typically pay for monitoring services on a monthly basis. Certain multiple deliverables are accounted for in accordance with EITF 00-21.

Accounts Receivable

UTS’ trade accounts receivable result from the sale of its products and services, and consist of private and public companies. UTS uses the allowance method to account for uncollectible accounts. Bad debt expense for the year three months ended September 30, 2007 was $0.

Concentration of Credit Risk

Financial instruments, which potentially expose UTS to concentrations of credit risk consist principally of trade accounts receivable.

UTS’ trade accounts receivable result from the sale of its products and services to customers, and customers consist of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. UTS had two customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales for the three months ended September 30, 2007. Two customers represented a cumulative total of 48% of gross accounts receivable and 38% of net sales.
The Company is obligated to pay the salaries, wages, related benefit costs, and expenses. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

UTS estimates that the fair value of all financial instruments at September 30, 2007 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. UTS did not have direct-response advertising costs during the three months ended June 30, 2007.

Accounting for Stock-based Compensation

UTS accounts for and reports its stock-based employee compensation in accordance with SFAS 123(R). During 2007 the Company did not grant any stock option which would require a calculation as prescribed by SFAS 123 (R).

Income Taxes

UTS records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement is generally effective for contracts entered into or modified after June 30, 2003. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

In December 2003, the FASB issued FASB Interpretation No. 46, “Amended Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and, for interim periods beginning after December 15, 2003, for interests acquired prior to February 1, 2003. The Company does not currently have relationships with entities meeting the criteria set forth in FIN No. 46 and is not required to include any such entities in its financial statements pursuant to the provisions of FIN No. 46.

Effective as of December 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

In December 2004, FASB issued SFAS No. 123 (revised 2004) "Share Based Payment" (SFAS No. 123R), a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and, instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has determined SFAS No. 123R does not have an effect on its financial statments. As per Note D, Issuance of Common Stock, stock was issued in return for services provided in the initial set up of the organization.

There are no differences between historical and pro-forma stock based compensation value.

Note B - Income Taxes

For income tax purposes UTS had $56,436 of net operating losses for the three months ended September 30, 2007, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C - Related Party Transactions

Note Receivable

On February 1, 2007, UTS entered into a non-interest bearing short-term credit agreement with Dan Seifer, a director and shareholder of the Company, for a total of $133,000.  As of September 30, 2007 $20,000 was outstanding under this agreement.

Note D - Cash Flow Supplemental Information

Cash paid for interest during the period ended September 30, 2007 amounted to $414.

During the year ended December 31, 2006, UTS issued 10,442,500 shares of restricted common stock, valued at $359,250, to various investors and service providers, including both of the Company’s officers and directors.

Note E - Stockholders’ Equity

Issuance of Common Stock

On July 19, 2006, the Board of Directors approved the issuance of 7,500,000 restricted shares of the Company’s $.0001 par value common stock for $750 of services. The stock was issued, at inception, at par value for services provided in relation to the initial incorporation and set up of the organization. These services had a value of $750.

On August 1, 2006, the Board of Directors approved the issuance of 2,000,000 restricted shares of the Company’s $.0001 par value common stock, and 2,000,000 warrants to purchase 2,000,000 additional shares of the Company’s common stock for $.075 per share, for a total investment of $150,000.

On August 16, 2006, the Board of Directors approved the issuance of up to 3,000,000 restricted shares. 1,507,500 restricted shares of the Company’s $.0001 par value common stock were sold through February 15, 2007 for a total investment of $301,500.

Common Stock Warrants

As of September 30 2007, there were 2,000,000 stock warrants outstanding which are due to expire on July 31, 2008. Each warrant has an exercise price of $.20 per share. All stock warrants are exercisable.

Note F - Commitments and Contingencies

Operating Leases

UTS currently has no lease obligations. Our executive offices our located in Gilbert, AZ. Our executive offices are leased on a quarter-by-quarter basis. Payments are made in advance and there are no on-going lease obligations. The current lease rate is $1,500 per month.

Litigation

As of September 30, 2007, UTS did not have any outstanding legal issues outside of the ordinary course of business.

Note G - Subsequent Events

On November 15, 2007, the board resolved to extend the expiration of our warrants from July 31, 2008 to the date that is one year from the date that we obtain a trading symbol for our common stock.

All dealers that effect transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS	4

PART I: INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY	4
Summary of the Distribution to Value Consulting, Inc. Shareholders	7
Summary of the Distribution by Company Shareholders	8
Summary of Selected Financial Data	9

RISK FACTORS	10
Risks Related to the Company’s Business	10
Risks Related to the Distribution	13

THE DISTRIBUTION
Selling Shareholders Deemed to Be Underwriters	16
Underwriters’ Compensation	18
Use of Proceeds	19
Determination of Offering Price	19
Distribution to Smarts Oil & Gas, Inc. Shareholders	19
Market for Common Equity and Related Shareholder Matters	19
Plan of Distribution	25

THE COMPANY
Directors, Executive Officers, Promoters & Control Persons	31
Security Ownership of Certain Beneficial Owners and Management	32
Description of Business	33
Description of Property	36
Description of Securities	37
Reports to Security Holders	39
Management's Discussion and Analysis or Plan of Operation	39
Executive Compensation	41
Certain Relationships and Related Transactions	42
Interest of Named Experts and Counsel	43

INDEX TO FINANCIAL STATEMENTS	F-1
Report of Independent Registered Public Accounting Firm, Robert L. White & Associates, Inc.	F-2
Balance Sheet as of December 31, 2006	F-3
Statements of Operations for the period from July 19, 2006 (date of inception) through December 31, 2006	F-4
Statements of Shareholders' Deficit for the period from July 19, 2006 (date of inception) through December 31, 2006	F-5
Statements of Cash Flows for the period from July 19, 2006 (date of inception) through December 31, 2006	F-6
Notes to Financial Statements (December 31, 2006)	E-7
Balance Sheets as of September 30, 2007 and December 31, 2006	F-13
Statements of Operations for the three and nine months ended September 30, 2007	E-14
Statements of Cash Flows for the nine months ended September 30, 2007	F-15
Notes to Financial Statements (September 30, 2007)	F-16

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Recent Sales of Unregistered Securities	45
Other Expenses of Issuance and Distribution	45
Indemnification of Directors and Officers	46
Undertakings	46
Index of Exhibits	47
Signatures	48

Universal Tracking Solutions, Inc.
3,680,000 SHARES
Common Stock To Be Sold by Selling Shareholders
4,000,000 SHARES
Common Stock To Be Distributed to Certain Dynamic Natural Resources, Inc. Shareholders
____________________
Date: January __, 2008

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

RECENT SALES OF UNREGISTERED SECURITIES

We conducted the following issuances and sales of UTS’ common stock without registration since our inception. No sales involved the use of an underwriter.

1. On July 19, 2006, we were incorporated in Nevada. Upon our incorporation 7,500,000 shares were issued to our two founding shareholders for consideration of $750. This transaction did not involve a public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

2. On August 10, 2006, we issued 2,000,000 shares and 2,000,000 warrants to Daniel Seifer, one of our directors, for consideration totaling $150,000. This transaction did not involve a public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

3. Between August 20, 2006 and February 15, 2007, we issued 1,507,500 shares to investors for an aggregate investment of $301,500. This transaction did not involve a public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the SEC registration fee:

Expense	Amount
Registration Fee	$500
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$2,000
Miscellaneous	$8,500
Total	$46,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws broadly provide for the mandatory indemnification of our officers, directors, employees, and persons acting for us or for our benefit.  Our Bylaws provide that:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a Director or Officer of another Corporation , or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general Corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of Officers and Directors incurred defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law or otherwise, as well as their rights under this Article.

Despite the broad protections provided by our Bylaws, Section 78 of the Nevada Revised Statutes limits the right of indemnification of an officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

UNDERTAKINGS

A.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the small business issuer (UTS) pursuant to the foregoing provisions, or otherwise, UTS has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.	For the purpose of determining liability of UTS under the Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

C.            UTS undertakes that:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

EXHIBITS

Exhibit No.	Description
3.1	Articlesof Incorporation of the Registrant
3.2	Bylaws of the Registrant
4.1	Specimen Common Stock Certificate
5.2	Consent and Opinion of Russell C. Weigel, III, P.A.
10.1	Form of Subscription Agreement dated August 1, 2006
10.2	Form of Warrant Agreement dated August 1, 2006
10.3	Form of Subscription Agreement (undated)
10.4	Distributers's Agreement
23.1	Consent of Independent Auditor

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gilbert, State of Arizona, on January 3, 2008.

Universal Tracking Solutions, Inc.

/s/ Keith A. Tench	Dated: January 3, 2008
By: Keith Tench, President, CEO, Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Universal Tracking Solutions, Inc.

/s/ Keith A. Tench	Dated: January 3, 2008
By: Keith Tench, President, CEO, Chairman of the Board

/s/ Daniel Seifer	Dated: January 3, 2008
By: Daniel Seifer, Director